Exhibit 99.1

   LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2006,
          AND DATE FOR CONFERENCE CALL TO DISCUSS FIRST QUARTER RESULTS

    OKLAHOMA CITY, May 8 /PRNewswire-FirstCall/ -- LSB Industries, Inc. (Amex:
LXU), reported net income before preferred stock dividends of $2.6 million for the three months ended March 31, 2006.

    Results for three months ended March 31, 2006
    ---------------------------------------------

    Net sales from continuing operations for the three months ended March 31, 2006 and 2005 were $111.7 million and $86.7 million, respectively, an increase of $25.0 million or 28.9%.

    For the three months ended March 31, 2006, the Company reported net income of $2.6 million before preferred stock dividends. After deducting dividend requirements for preferred stocks the 2006 net income applicable to common stock was $2.0 million or $.12 per share fully diluted. For the quarter ended March 31, 2005, net income was $1.4 million. After deducting dividend requirements for preferred stocks, which were not declared or paid, the 2005 net income applicable to common stock was $.9 million, or $.06 per share fully diluted.

    Commenting on results Barry Golsen, President of LSB, made the following comments:

    Both of our businesses reported higher sales in the first quarter 2006 compared to the first quarter of 2005.

    Our Climate Control Business continued to grow in sales and profitability. Sales were up 33% to $47.2 million. Operating income increased to $5.6 million, up from $2.4 million in 2005.

    Incoming orders were strong. The backlog of confirmed customer orders as of March 31, 2006 was $70.2 million as compared to $56.2 million at December 31, 2005. Our Climate Control Business is increasing its manufacturing capacity to accommodate its current increased level of business.

    Our Chemical Business' net sales were $62.5 million compared to $49.9 million, an increase of 25% compared to the same quarter in 2005. Operating income was $1.4 million compared to $1.6 million in the first quarter 2005.

    The first quarter 2006 operating results of the three separate facilities that comprise our Chemical Business varied considerably. The Baytown, Texas and El Dorado, Arkansas operating results for the first quarter of 2006 were significantly improved over 2005. On the other hand, the Cherokee, Alabama facility reported an operating loss of $1.6 million in the first quarter of 2006 compared to an operating income of $.6 million for the same period last year.

    The significant swing in results at Cherokee was related to disruption at the plant caused by the sudden and record climb in natural gas costs beginning in August 2005, primarily due to the hurricanes in the US Gulf. Cherokee suspended production in December 2005 and did not resume production until mid January 2006, and then only at two-thirds normal production rates. Natural gas prices continued to be well above historical averages throughout the first quarter of 2006.

    Conference Call
    ---------------

    LSB will host a conference call covering the first quarter 2006 results. You are invited to listen to the call that will be broadcast live over the internet on May 19, 2006 at 10:30 am central time. Log on at http://www.lsb-okc.com or by telephone at dial-in number: 1-888-280-8771, International callers:
416-695-6623.

    LSB Industries, Inc.
    --------------------

    We are a diversified holding company and our principal business activities consist of the:

    * Climate Control Business engaged in the manufacturing and selling of a broad range of air conditioning and heating products consisting of water source heat pumps including geothermal heat pumps, hydronic fan coils, large custom air handlers and other products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems.

    * Chemical Business engaged in the manufacturing and selling of chemical products produced from three plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

    The Company's common stock is listed on the AMEX under the symbol LXU and the Series 2 preferred stock is listed for trading on the Over the Counter Bulletin Board under the symbol LSBPD.

                              LSB Industries, Inc.
                     Unaudited Financial Highlights (Notes)
                   Three Months Ended March 31, 2006 and 2005

                                                          Three Months Ended
                                                              March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
                                                         (in thousands, except
                                                           per share amounts)
Net sales                                            $    111,744    $     86,681
Cost of sales                                              92,197          72,132
                                                     ------------    ------------
Gross profit                                               19,547          14,549

Selling, general and administrative                        14,142          12,266
Other expense                                                 106             216
Other income                                                  (47)           (504)
                                                     ------------    ------------
Operating income                                            5,346           2,571

Interest expense                                            2,875           2,737
Non-operating other income, net                               (30)         (1,398)
                                                     ------------    ------------
Income from continuing operations before
 provision for income taxes and equity in
 earnings of affiliate                                      2,501           1,232
Provision for income taxes                                     50             ---
Equity in earnings of affiliate                              (205)           (182)
                                                     ------------    ------------
Income from continuing operations                           2,656           1,414

Net loss from discontinued operations                         100             ---

Net income                                                  2,556           1,414

Preferred stock dividend requirements                         552             562
                                                     ------------    ------------
Net income applicable to common stock                $      2,004    $        852
                                                     ============    ============
Income (loss) per common share:
  Basic:
    Income from continuing operations                $        .16    $        .06
    Loss from discontinued operations                        (.01)            ---
                                                     ------------    ------------
    Net income                                       $        .15    $        .06
                                                     ============    ============
  Diluted:
    Income from continuing operations                $        .13    $        .06
    Loss from discontinued operations                        (.01)            ---
                                                     ------------    ------------
    Net income                                       $        .12    $        .06
                                                     ============    ============

                            (see accompanying notes)

                              LSB Industries, Inc.
                     Notes to Unaudited Financial Highlights
                   Three Months Ended March 31, 2006 and 2005
                                   (unaudited)

Note 1: Beginning in October 2004 and continuing into June 2005, the Chemical Business' results were adversely affected as a result of the loss of production due to a mechanical failure of one of the four nitric acid plants at the El Dorado Facility. The plant was restored to normal production in June 2005. For the three months ended March 31, 2006, we realized insurance recoveries of $554,000 relating to business interruption insurance claims which are recorded as a reduction to cost of sales.

Note 2: Included in non-operating other income net for the first three months of 2005 is $1.1 million in insurance proceeds net of benefit obligations recognized from certain key man life insurance policies upon the death of one of the Company's executives.

Note 3: Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends. Basic net income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period. Diluted income per share is based on net income applicable to common stock plus preferred stock dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted and the weighted average number of common shares and dilutive common equivalent shares outstanding, if any, and the assumed conversion of dilutive convertible securities outstanding, if any.

Note 4: During the first quarter of 2006, the Board of Directors declared a dividend of $.10 per share on the Company's $3.25 Convertible Exchangeable Class C Series 2 Preferred Stock, a $.31 per share dividend on the Company's Non-Cumulative Preferred Stock, and a $.37 per share dividend on the Company's Series B 12% Cumulative, Convertible Preferred Stock. These dividends were paid on March 15, 2006 to shareholders of record on February 15, 2006. These dividends have been declared on a pro-rata basis. These dividends do not reduce the amount of previously accrued unpaid dividends.

Note 5: Information about the Company's operations in different industry segments for the three months ended March 31, 2006 and 2005 is detailed on the following page.

                             LSB Industries, Inc.
                   Notes to Unaudited Financial Highlights
                  Three Months Ended March 31, 2006 and 2005
                                 (unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
Net sales:
   Climate Control                                   $     47,249    $     35,504
   Chemical                                                62,530          49,935
   Other                                                    1,965           1,242
                                                     ------------    ------------
                                                     $    111,744    $     86,681
                                                     ============    ============
Gross profit:
   Climate Control                                   $     14,597    $     10,008
   Chemical                                                 4,279           4,111
   Other                                                      671             430
                                                     ------------    ------------
                                                     $     19,547    $     14,549
                                                     ============    ============
Operating income (loss):
   Climate Control                                   $      5,573    $      2,397
   Chemical                                                 1,387           1,561
   General corporate expenses and other business
    operations, net                                        (1,614)         (1,387)
                                                     ------------    ------------
                                                            5,346           2,571
Interest expense                                           (2,875)         (2,737)

Non-operating other income, net:
   Chemical                                                    19             257
   Corporate and other business operations                     11           1,141
Provision for income taxes                                    (50)            ---
Equity in earnings of affiliate - Climate Control             205             182
                                                     ------------    ------------
Income from continuing operations                    $      2,656    $      1,414
                                                     ============    ============

Notes:

    Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as "Other" relates to industrial machinery and components.

    Our chief operating decision makers use operating income (loss) by industry segment for purposes of making decisions which include resource allocations and performance evaluations.

    Operating income (loss) by industry segment represents gross profit by industry segment less selling, general and administrative expenses ("SG&A") incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net. General corporate expenses and other business operations, net consist of unallocated portions of gross profit, SG&A, other income and other expense.

    General corporate expenses and other business operations, net are not allocated to our Climate Control and Chemical Businesses since these items are not included in the operating results reviewed by our chief operating decision makers for purposes of making decisions as discussed above.

SOURCE  LSB Industries, Inc.
    -0-                             05/08/2006
    /CONTACT: Tony M. Shelby, Chief Financial Officer of LSB Industries, Inc., +1-405-235-4546; or Leslie A. Schupak, ext. 205, or Joe Mansi, ext. 207, both of KCSA, +1-212-682-6300, for LSB Industries, Inc./
    /Web site:  http://www.lsb-okc.com /
    (LXU)